EXHIBIT 99.1

Oxford: Owner of Tommy Bahama and Lilly Pulitzer Reports Record Earnings in Fourth Quarter and Full 2021 Fiscal Year

-- Record Earnings Driven by Excellent Execution and Continued Strength in Direct to Consumer --
-- Fiscal 2022 Earnings Per Share Projected to Range from $8.75 to $9.15 --
-- Increases Quarterly Dividend 31% to $0.55 per Share --

ATLANTA, March 23, 2022 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fourth quarter and full fiscal year 2021 ended January 29, 2022. Due to the material impact of COVID-19 on the Company’s business in fiscal 2020, this release includes comparisons of fiscal 2021 results to both fiscal 2020 and fiscal 2019.

Full fiscal 2021 consolidated net sales increased to $1.142 billion compared to $749 million in fiscal 2020 and $1.123 billion in fiscal 2019. Sales of Lanier Apparel, which the Company exited in the third quarter of fiscal 2021, were $25 million in fiscal 2021, $39 million in fiscal 2020 and $95 million in fiscal 2019. On a GAAP basis, the Company reported earnings per share of $7.78 compared to a loss of $5.77 in fiscal 2020 and earnings of $4.05 in fiscal 2019. On an adjusted basis, the Company generated earnings per share of $7.99 compared to a loss of $1.81 in fiscal 2020 and earnings of $4.32 in fiscal 2019.

Consolidated net sales increased in the fourth quarter of fiscal 2021 to $300 million compared to $221 million and $298 million in the fourth quarters of fiscal 2020 and fiscal 2019, respectively, despite having exited Lanier Apparel, which had sales of $9 million and $20 million in the fourth quarter of fiscal 2020 and 2019, respectively. On a GAAP basis, the Company reported earnings of $1.50 per share in the fourth quarter of fiscal 2021 as compared to a loss of $0.74 per share in the same period of the prior year and earnings of $0.90 per share in fiscal 2019. Adjusted earnings were $1.68 per share in the fourth quarter of fiscal 2021 compared to adjusted earnings of $0.13 per share in the fourth quarter of fiscal 2020 and $1.09 in the fourth quarter of fiscal 2019.

Thomas C. Chubb III, Chairman and Chief Executive Officer, commented, “Each of our happy, upbeat lifestyle brands - Tommy Bahama, Lilly Pulitzer, Southern Tide, The Beaufort Bonnet Company and Duck Head - had its best year ever in 2021. All five brands posted strong top and bottom-line growth, not only over 2020, but also as compared to pre-pandemic 2019 levels. While a terrific year for all, the biggest contributor to our record earnings was the performance of our largest brand, Tommy Bahama, where sales grew 7% versus 2019 to a record $724 million and adjusted operating margin nearly doubled to 16% over the same timeframe.”

“Across all five brands, the key driver of growth in 2021 was higher active customer counts compared to 2019. Driving customer relationships in a profitable manner is critical to our ongoing success and ability to expand earnings beyond fiscal 2021 levels.”

Mr. Chubb concluded, “As terrific as fiscal 2021 was, we believe the prospects for 2022 and beyond are even brighter. The momentum that we saw during 2021 has continued into the early part of 2022 and we have outstanding plans to deliver double-digit top and bottom line growth on a consolidated basis. Our talented, highly engaged teams will continue to evolve and update our products and brand messaging to ensure they stay relevant for today’s consumer and remain true to each brand’s unique DNA. This has been and will continue to be the key to our success as we deliver long-term value to our shareholders.”

Summary of Results

  Compared to fiscal 2019, net sales increased 9% for the full fiscal year and 8% during the fourth quarter, excluding Lanier Apparel. Consolidated net sales, which includes Lanier Apparel, increased 2% in fiscal 2021 and 1% in the fourth quarter compared to fiscal 2019.

    For the full fiscal year, compared to fiscal 2019, full-price direct to consumer sales grew 21% to $723 million, including growth of 58% in full-price e-commerce and 1% in full-price retail.   In the fourth quarter of 2021, compared to the fourth quarter of fiscal 2019, full-price direct to consumer sales grew 23% to $203 million, including growth of 48% in full-price e-commerce and 7% in full-price retail.

    Lilly Pulitzer e-commerce flash clearance sales decreased to $32 million in fiscal 2021 compared to $48 million in fiscal 2019 due to higher full price sell through resulting in less inventory available for fiscal 2021 clearance events. In the fourth quarter, Lilly Pulitzer e-commerce flash clearance sales were $13 million compared to $17 million in the same period of 2019.

    Full year restaurant sales increased 15% to $96 million compared to fiscal 2019. Restaurant sales in the fourth quarter grew 14% to $25 million compared to the same quarter in fiscal 2019. The quarter and year benefited from the operation of five additional Marlin Bar locations and strong sales increases in most locations.

    Wholesale sales, excluding Lanier Apparel, decreased to $207 million during fiscal 2021 compared to $239 million in fiscal 2019. The decrease was primarily related to conservative inventory positions taken by our wholesale partners who placed most orders when there was heightened uncertainty related to COVID. In the fourth quarter of fiscal 2021, wholesale sales, excluding Lanier Apparel, decreased to $42 million compared to $57 million during the fourth quarter of fiscal 2019. This decrease includes the impact of most spring wholesale deliveries shifting into the first quarter of 2022.

  Significant gross margin improvement was fueled by strong full-price sales, a shift in sales mix towards full-price direct to consumer channels, and improved initial product margin, partially offset by higher freight costs and the impact of LIFO accounting. Gross margin for fiscal 2021 increased 440 basis points to 62% compared to fiscal 2019 on a GAAP basis. On an adjusted basis, gross margin for fiscal 2021 increased 540 basis points to 63% compared to fiscal 2019. In the fourth quarter, gross margin on a GAAP basis was 59% compared to 56% in the same period of 2019. Adjusted gross margin in the fourth quarter was 61% compared to 56% in the same period of 2019.

  SG&A was $574 million, or 50% of net sales, for fiscal year 2021 compared to $566 million, or 50% of net sales, in fiscal 2019. On an adjusted basis, SG&A was $564 million, or 49% of net sales, compared to $562 million, or 50% of net sales, in fiscal 2019. SG&A during the fourth quarter of fiscal 2021 was $153 million on a GAAP basis compared to $149 million in 2019. On an adjusted basis, SG&A was $152 million during the fourth quarter of 2021 compared to $146 million during the fourth quarter of 2019.

  Royalties and other income increased to $33 million for the fiscal year compared to $15 million of royalties and other income in fiscal 2019. Fiscal 2021 included non-recurring gains on the sale of an interest in an unconsolidated entity and sale of a distribution center formerly used by Lanier Apparel totaling $15 million.

  Consolidated operating margin expanded by 620 basis points on a GAAP basis and 650 basis points on an adjusted basis for fiscal 2021 compared to fiscal 2019, with improvements across all brands. The Company reported operating income of $166 million, or 15% of net sales, compared to an operating income of $94 million, or 8% of net sales, in fiscal 2019. On an adjusted basis, the Company’s operating income was $174 million, or 15% of net sales, in fiscal 2021 compared to an operating income of $99 million, or 9% of net sales, in fiscal 2019.   In the fourth quarter, the Company reported operating income of $32 million compared to an operating income of $21 million in the same period of fiscal 2019. On an adjusted basis, operating income was $36 million compared to $25 million in the fourth quarter of fiscal 2019.

  The effective tax rate was 20% for both the full year and fourth quarter of fiscal 2021 compared to 26% for full year fiscal 2019 and 27% in the fourth quarter of 2019. Fiscal 2021 benefited from certain favorable discrete items.

  The Company reported earnings per share of $7.78 on a GAAP basis and $7.99 on an adjusted basis in fiscal 2021 compared to $4.05 on a GAAP basis and $4.32 on an adjusted basis in fiscal 2019. During the fourth quarter of fiscal 2021, the Company reported earnings per share of $1.50 on a GAAP basis and $1.68 on an adjusted basis compared to $0.90 on a GAAP basis and $1.09 on an adjusted basis during the fourth quarter of fiscal 2019.

Balance Sheet and Liquidity

Inventory decreased 4% to $118 million at the end of the fourth quarter compared to $124 million in the prior year as reported on a LIFO basis. On a FIFO basis, inventory increased by 6% and excluding Lanier Apparel, inventory increased 12% year over year.

The Company ended fiscal 2021 in a strong liquidity position with $210 million of cash, cash equivalents and short-term investments and no borrowings outstanding under its revolving credit agreement. The improvement in the Company’s liquidity position was attributable to $198 million of cash flow from operations which funded $32 million of capital expenditures primarily for information technology initiatives to enhance capabilities with regard to omni-channel, digital marketing and data, as well as investments in Marlin Bars and retail stores. In fiscal 2021, the Company also paid dividends of $28 million and repurchased $11 million of its shares, which includes $3 million related to employee stock compensation. The Company believes its future operating cash flow and strong liquidity position will satisfy ongoing cash requirements for the foreseeable future.

Dividend and Share Repurchase

The Board of Directors declared a quarterly cash dividend of $0.55 per share, a 31% increase from the previous level of $0.42 per share. The dividend is payable on April 29, 2022 to shareholders of record as of the close of business on April 14, 2022. The Company has paid dividends every quarter since it became publicly owned in 1960.

To date, the Company has repurchased $37 million of shares, including $8 million in fiscal 2021, under its December 7, 2021 $150 million share repurchase authorization.

Fiscal 2022 Outlook

For the full 2022 fiscal year, ending on January 28, 2023, the Company expects net sales to grow to between $1.245 billion and $1.285 billion as compared to net sales of $1.142 billion in fiscal 2021. In fiscal 2022, GAAP and adjusted earnings per share are expected to be between $8.75 and $9.15. This compares to earnings on a GAAP basis of $7.78 per share and on an adjusted basis of $7.99 per share in fiscal 2021.

For the first quarter of fiscal 2022, ending April 30, 2022, the Company expects net sales in a range of $315 million to $335 million, as compared to $266 million in the first quarter of fiscal 2021. In the first quarter of fiscal 2021, GAAP and adjusted earnings per share are expected to be between $2.65 and $2.85. This compares to earnings on a GAAP basis of $1.70 per share and adjusted earnings of $1.89 per share in the first quarter of fiscal 2021.

The Company’s effective tax rate for fiscal 2022 is expected to be between 24% and 25%.

Capital expenditures in fiscal 2022 are expected to be approximately $50 million, compared to $32 million in fiscal 2021, primarily reflecting investments in information technology initiatives, the development of new direct to consumer locations, including a new Marlin Bar in Palm Beach Gardens, and remodeling existing locations.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the webcast will be available on the Company’s website through April 6, 2022 or by dialing (412) 317-6671 access code 13727531.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Southern Tide®, The Beaufort Bonnet Company® and Duck Head® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All per share information is presented on a diluted basis.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.

Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which typically are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the impact of the coronavirus (COVID-19) pandemic on our business, operations and financial results, including due to uncertainties about scope and duration, supply chain disruptions, future store closures or other operating restrictions or the impact on consumer traffic, any or all of which may also affect many of the following risks; demand for our products, which may be impacted by competitive conditions and/or evolving consumer shopping patterns; macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products; supply chain disruptions, including the potential lack of inventory to support demand for our products, which may be impacted by capacity constraints, closed factories, and cost and availability of freight deliveries; costs and availability of labor; costs of products as well as the raw materials used in those products; energy costs; the ability of business partners, including suppliers, vendors, licensees and landlords, to meet their obligations to us and/or continue our business relationship to the same degree in light of current or future staffing shortages, liquidity challenges and/or bankruptcy filings; retention of and disciplined execution by key management and other critical personnel; cybersecurity breaches; changes in international, federal or state tax, trade and other laws and regulations, including the potential imposition of additional duties; the timing of shipments requested by our wholesale customers; weather; fluctuations and volatility in global financial markets; the timing and cost of store and restaurant openings and remodels, technology implementations and other capital expenditures; acquisition activities, including our ability to timely recognize expected synergies from acquisitions; expected outcomes of pending or potential litigation and regulatory actions; access to capital and/or credit markets; and factors that could affect our consolidated effective tax rate. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 30, 2021 under the heading "Risk Factors" and those described from time to time in our subsequent and future reports filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation, or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Jevon Strasser
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	January 29,	January 30,
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$44,859	$66,013
Short-term investments	164,890	—
Receivables, net	34,550	30,418
Inventories, net	117,709	123,543
Income tax receivable	19,728	17,975
Prepaid expenses and other current assets	18,599	20,367
Total Current Assets	$400,335	$258,316
Property and equipment, net	152,447	159,732
Intangible assets, net	155,307	156,187
Goodwill	23,869	23,910
Operating lease assets	195,100	233,775
Other assets, net	30,584	33,714
Total Assets	$957,642	$865,634

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$80,753	$71,148
Accrued compensation	30,345	18,897
Current portion of operating lease liabilities	61,272	60,886
Accrued expenses and other liabilities	53,796	45,321
Total Current Liabilities	$226,166	$196,252
Long-term debt	—	—
Non-current portion of operating lease liabilities	199,488	239,963
Other non-current liabilities	21,413	23,691
Deferred income taxes	2,911	—
Shareholders’ Equity
Common stock, $1.00 par value per share	16,805	16,889
Additional paid-in capital	163,156	156,508
Retained earnings	331,175	235,995
Accumulated other comprehensive loss	(3,472)	(3,664)
Total Shareholders’ Equity	$507,664	$405,728
Total Liabilities and Shareholders’ Equity	$957,642	$865,634

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Fourth Quarter			Full Year
	Fiscal 2021	Fiscal 2020	Fiscal 2019	Fiscal 2021	Fiscal 2020	Fiscal 2019
Net sales	$299,916	$221,367	$297,596	$1,142,079	$748,833	$1,122,790
Cost of goods sold	122,447	101,240	131,203	435,861	333,626	477,823
Gross profit	$177,469	$120,127	$166,393	$706,218	$415,207	$644,967
SG&A	152,639	140,427	148,701	573,636	492,628	566,149
Impairment of goodwill and intangible assets	—	—	—	—	60,452	—
Royalties and other operating income	7,177	3,675	3,388	32,921	14,024	14,857
Operating income (loss)	$32,007	$(16,625)	$21,080	$165,503	$(123,849)	$93,675
Interest expense, net	259	355	74	944	2,028	1,245
Earnings (loss) before income taxes	$31,748	$(16,980)	$21,006	$164,559	$(125,877)	$92,430
Income tax provision (benefit)	6,340	(4,763)	5,674	33,238	(30,185)	23,937
Net earnings (loss)	$25,408	$(12,217)	$15,332	$131,321	$(95,692)	$68,493

Net earnings (loss) per share:
Basic	$1.53	$(0.74)	$0.91	$7.90	$(5.77)	$4.09
Diluted	$1.50	$(0.74)	$0.90	$7.78	$(5.77)	$4.05
Weighted average shares outstanding:
Basic	16,645	16,577	16,779	16,631	16,576	16,756
Diluted	16,955	16,577	16,965	16,869	16,576	16,914
Dividends declared per share	$0.42	$0.25	$0.37	$1.63	$1.00	$1.48

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Full Year
	Fiscal 2021	Fiscal 2020
Cash Flows From Operating Activities:
Net earnings (loss)	$131,321	$(95,692)
Adjustments to reconcile net earnings (loss) to cash flows from operating activities:
Depreciation	39,062	38,975
Amortization of intangible assets	880	1,111
Impairment of goodwill and intangible assets	—	60,452
Impairment of property and equipment	1,656	19,828
Equity compensation expense	8,186	7,755
Gain on sale of investment in unconsolidated entity	(11,586)	—
Gain on sale of property and equipment	(2,669)	—
Amortization of deferred financing costs	344	344
Change in fair value of contingent consideration	1,188	593
Deferred income taxes	4,054	(18,332)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	(2,667)	28,429
Inventories, net	5,378	29,355
Income tax receivable	(1,753)	(17,113)
Prepaid expenses and other current assets	1,763	5,064
Current liabilities	27,585	17,611
Other non-current assets, net	37,534	53,819
Other non-current liabilities	(42,270)	(48,349)
Cash provided by operating activities	198,006	83,850
Cash Flows From Investing Activities:
Purchases of property and equipment	(31,894)	(28,924)
Purchases of short-term investments	(165,000)	—
Proceeds from sale of investment in unconsolidated entity	14,586	—
Other investing activities	736	(5,727)
Cash used in investing activities	$(181,572)	$(34,651)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	—	(280,963)
Proceeds from revolving credit arrangements	—	280,963
Repurchase of common stock	(8,359)	(18,053)
Proceeds from issuance of common stock	1,452	1,378
Repurchase of equity awards for employee tax withholding liabilities	(2,983)	(1,870)
Cash dividends paid	(27,536)	(16,844)
Other financing activities	(749)	(459)
Cash used in financing activities	$(38,175)	$(35,848)
Net change in cash and cash equivalents	(21,741)	13,351
Effect of foreign currency translation on cash and cash equivalents	587	202
Cash and cash equivalents at the beginning of year	66,013	52,460
Cash and cash equivalents at the end of period	$44,859	$66,013

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	Fourth Quarter					Full Year
AS REPORTED	Fiscal 2021	Fiscal 2020	% Change	Fiscal 2019	% Change	Fiscal 2021	Fiscal 2020	% Change	Fiscal 2019	% Change
Tommy Bahama
Net sales	$210.3	$142.7	47.4%	$196.0	7.3%	$724.3	$419.8	72.5%	$676.7	7.0%
Gross profit	$132.9	$82.5	61.1%	$118.7	12.0%	$459.6	$244.2	88.2%	$413.2	11.2%
Gross margin	63.2%	57.8%		60.6%		63.5%	58.2%		61.1%
Operating income (loss)	$38.2	$(10.0)	NM	$22.5	69.6%	$111.7	$(53.3)	NM	$53.2	110.0%
Operating margin	18.2%	(7.0)%		11.5%		15.4%	(12.7)%		7.9%
Lilly Pulitzer
Net sales	$65.9	$54.4	21.3%	$64.9	1.6%	$299.0	$231.1	29.4%	$284.7	5.0%
Gross profit	$39.4	$29.4	34.2%	$36.3	8.6%	$201.1	$138.0	45.8%	$174.6	15.2%
Gross margin	59.8%	54.1%		56.0%		67.3%	59.7%		61.3%
Operating income	$1.9	$2.0	(6.7)%	$5.1	(63.0)%	$63.6	$27.7	129.6%	$51.8	22.8%
Operating margin	2.9%	3.7%		7.9%		21.3%	12.0%		18.2%
Southern Tide
Net sales	$10.8	$7.5	44.1%	$10.7	1.3%	$54.1	$34.7	55.9%	$46.4	16.5%
Gross profit	$5.6	$3.9	43.3%	$5.1	8.9%	$29.0	$11.8	145.9%	$22.8	27.5%
Gross margin	51.2%	51.5%		47.6%		53.7%	34.1%		49.1%
Operating income (loss)	$1.1	$0.0	NM	$0.7	58.1%	$10.0	$(64.8)	NM	$5.6	79.5%
Operating margin	9.9%	0.1%		6.4%		18.4%	(186.9)%		12.0%
Lanier Apparel
Net sales	$0.1	$8.8	(98.7)%	$19.8	(99.4)%	$24.9	$38.8	(35.9)%	$95.2	(73.9)%
Gross profit	$0.0	$0.9	(99.9)%	$3.9	(100.0)%	$12.3	$0.3	NM	$25.1	(51.1)%
Gross margin	0.9%	10.1%		19.5%		49.3%	0.8%		26.4%
Operating income (loss)	$2.8	$(5.4)	NM	$(1.8)	NM	$4.9	$(26.7)	NM	$2.0	NM
Operating margin	NM	(61.1)%		(9.0)%		19.7%	(68.7)%		2.1%
Corporate and Other
Net sales	$12.7	$8.0	58.8%	$6.1	106.6%	$39.9	$24.5	62.9%	$19.8	101.1%
Gross profit	$(0.4)	$3.5	NM	$2.4	NM	$4.2	$20.9	NM	$9.3	NM
Operating loss	$(12.0)	$(3.3)	NM	$(5.5)	NM	$(24.7)	$(6.8)	NM	$(18.8)	NM
Consolidated
Net sales	$299.9	$221.4	35.5%	$297.6	0.8%	$1,142.1	$748.8	52.5%	$1,122.8	1.7%
Gross profit	$177.5	$120.1	47.7%	$166.4	6.7%	$706.2	$415.2	70.1%	$645.0	9.5%
Gross margin	59.2%	54.3%		55.9%		61.8%	55.4%		57.4%
SG&A	$152.6	$140.4	8.7%	$148.7	2.6%	$573.6	$492.6	16.4%	$566.1	1.3%
SG&A as % of net sales	50.9%	63.4%		50.0%		50.2%	65.8%		50.4%
Operating income (loss)	$32.0	$(16.6)	NM	$21.1	51.8%	$165.5	$(123.8)	NM	$93.7	76.7%
Operating margin	10.7%	(7.5)%		7.1%		14.5%	(16.5)%		8.3%
Earnings (loss) before income taxes	$31.7	$(17.0)	NM	$21.0	51.1%	$164.6	$(125.9)	NM	$92.4	78.0%
Net earnings (loss)	$25.4	$(12.2)	NM	$15.3	65.7%	$131.3	$(95.7)	NM	$68.5	91.7%
Net earnings (loss) per diluted share	$1.50	$(0.74)	NM	$0.90	66.0%	$7.78	$(5.77)	NM	$4.05	92.1%
Weighted average shares outstanding - diluted	17.0	16.6	2.3%	17.0	(0.1)%	16.9	16.6	1.8%	16.9	(0.3)%

	Fourth Quarter					Full Year
ADJUSTMENTS	Fiscal 2021	Fiscal 2020	% Change	Fiscal 2019	% Change	Fiscal 2021	Fiscal 2020	% Change	Fiscal 2019	% Change
LIFO adjustments(1)	$6.3	$0.1		$0.6		$15.9	$(9.2)		$1.5
Tommy Bahama Japan inventory markdown charges (2)	$0.0	$0.0		$0.2		$0.0	$0.0		$0.2
Lanier Apparel exit charges in cost of goods sold(3)	$0.0	$0.3		$0.0		$(2.8)	$6.7		$0.0
Tommy Bahama Japan SG&A charges(4)	$0.0	$0.0		$2.2		$0.0	$0.0		$2.8
Tommy Bahama lease termination charges (5)	$0.0	$0.0		$0.0		$4.9	$0.0		$0.0
Information technology project write-off(6)	$0.0	$15.5		$0.0		$0.0	$15.5		$0.0
Amortization of Lilly Pulitzer Signature Store intangible assets(7)	$0.0	$0.1		$0.1		$0.0	$0.3		$0.3
Amortization of Southern Tide intangible assets(8)	$0.1	$0.1		$0.1		$0.3	$0.3		$0.3
Southern Tide impairment charges(9)	$0.0	$0.0		$0.0		$0.0	$60.2		$0.0
Lanier Apparel intangible asset impairment charges(10)	$0.0	$0.0		$0.0		$0.0	$0.2		$0.0
Lanier Apparel exit charges in SG&A(11)	$0.0	$2.6		$0.0		$3.8	$6.3		$0.0
Gain on sale of Lanier Apparel distribution center(12)	$(2.7)	$0.0		$0.0		$(2.7)	$0.0		$0.0
Gain on sale of investment in unconsolidated entity(13)	$0.0	$0.0		$0.0		$(11.6)	$0.0		$0.0
Change in fair value of contingent consideration(14)	$0.4	$0.6		$0.4		$1.2	$0.6		$0.4
Impact of income taxes(15)	$(1.1)	$(4.8)		$(0.5)		$(5.4)	$(15.2)		$(0.8)
Adjustment to net earnings(16)	$3.0	$14.3		$3.1		$3.5	$65.7		$4.6
AS ADJUSTED
Tommy Bahama
Net sales	$210.3	$142.7	47.4%	$196.0	7.3%	$724.3	$419.8	72.5%	$676.7	7.0%
Gross profit	$132.9	$82.5	61.1%	$118.9	11.8%	$459.6	$244.2	88.2%	$413.4	11.2%
Gross margin	63.2%	57.8%		60.6%		63.5%	58.2%		61.1%
Operating income (loss)	$38.2	$5.4	601.4%	$24.9	53.5%	$116.6	$(37.8)	NM	$56.2	107.6%
Operating margin	18.2%	3.8%		12.7%		16.1%	(9.0)%		8.3%
Lilly Pulitzer
Net sales	$65.9	$54.4	21.3%	$64.9	1.6%	$299.0	$231.1	29.4%	$284.7	5.0%
Gross profit	$39.4	$29.4	34.2%	$36.3	8.6%	$201.1	$138.0	45.8%	$174.6	15.2%
Gross margin	59.8%	54.1%		56.0%		67.3%	59.7%		61.3%
Operating income	$1.9	$2.1	(9.8)%	$5.2	(63.6)%	$63.6	$28.0	127.4%	$52.1	22.0%
Operating margin	2.9%	3.8%		8.0%		21.3%	12.1%		18.3%
Southern Tide
Net sales	$10.8	$7.5	44.1%	$10.7	1.3%	$54.1	$34.7	55.9%	$46.4	16.5%
Gross profit	$5.6	$3.9	43.3%	$5.1	8.9%	$29.0	$11.8	145.9%	$22.8	27.5%
Gross margin	51.2%	51.5%		47.6%		53.7%	34.1%		49.1%
Operating income (loss)	$1.1	$0.1	NM	$0.8	52.3%	$10.3	$(4.3)	NM	$5.8	75.5%
Operating margin	10.6%	1.1%		7.0%		19.0%	(12.3)%		12.6%
Lanier Apparel
Net sales	$0.1	$8.8	(98.7)%	$19.8	(99.4)%	$24.9	$38.8	(35.9)%	$95.2	(73.9)%
Gross profit	$0.0	$1.2	(99.9)%	$3.9	(100.0)%	$9.4	$7.0	35.0%	$25.1	(62.4)%
Gross margin	0.9%	13.1%		19.5%		37.9%	18.0%		26.4%
Operating income (loss)	$0.2	$(2.5)	NM	$(1.8)	NM	$3.2	$(13.4)	NM	$2.0	NM
Operating margin	NM	(28.1)%		(9.0)%		12.8%	(34.6)%		2.1%
Corporate and Other
Net sales	$12.7	$8.0	58.8%	$6.1	106.6%	$39.9	$24.5	62.9%	$19.8	101.1%
Gross profit	$5.8	$3.6	NM	$3.1	NM	$20.1	$11.7	NM	$10.8	NM
Operating loss	$(5.4)	$(2.6)	NM	$(4.4)	NM	$(19.2)	$(15.4)	NM	$(16.9)	NM
Consolidated
Net sales	$299.9	$221.4	35.5%	$297.6	0.8%	$1,142.1	$748.8	52.5%	$1,122.8	1.7%
Gross profit	$183.7	$120.5	52.5%	$167.2	9.9%	$719.3	$412.7	74.3%	$646.6	11.2%
Gross margin	61.3%	54.4%		56.2%		63.0%	55.1%		57.6%
SG&A	$152.2	$121.6	25.2%	$145.9	4.3%	$563.5	$469.7	20.0%	$562.3	0.2%
SG&A as % of net sales	50.7%	54.9%		49.0%		49.3%	62.7%		50.1%
Operating income (loss)	$36.1	$2.6	NM	$24.7	46.2%	$174.4	$(43.0)	NM	$99.1	75.9%
Operating margin	12.0%	1.2%		8.3%		15.3%	(5.7)%		8.8%
Earnings (loss) before income taxes	$35.8	$2.2	NM	$24.6	45.6%	$173.5	$(45.0)	NM	$97.9	77.2%
Net earnings (loss)	$28.4	$2.1	NM	$18.5	53.9%	$134.8	$(30.0)	NM	$73.1	84.4%
Net earnings (loss) per diluted share	$1.68	$0.13	NM	$1.09	54.1%	$7.99	$(1.81)	NM	$4.32	85.0%

	Fourth Quarter	Fourth Quarter	Fourth Quarter	Fourth Quarter
	Fiscal 2021	Fiscal 2021	Fiscal 2020	Fiscal 2019
	Actual	Guidance(17)	Actual	Actual
Net earnings (loss) per diluted share:
GAAP basis	$1.50	$1.20 - 1.35	$(0.74)	$0.90
LIFO adjustments(18)	0.27	0.00	0.00	0.03
Amortization of recently acquired intangible assets(19)	0.00	0.00	0.01	0.01
Tommy Bahama Japan charges(20)	0.00	0.00	0.00	0.13
Information technology project write-off(21)	0.00	0.00	0.71	0.00
Lanier Apparel exit charges(22)	0.00	0.00	0.12	0.00
Gain on sale of Lanier Apparel distribution center(23)	(0.12)	0.00	0.00	0.00
Change in fair value of contingent consideration(24)	0.02	0.00	0.03	0.02
As adjusted(16)	$1.68	$1.20 - 1.35	$0.13	$1.09

	Full Year	Full Year	Full Year
	Fiscal 2021	Fiscal 2020	Fiscal 2019
	Actual	Actual	Actual
Net earnings (loss) per diluted share:
GAAP basis	$7.78	$(5.77)	$4.05
LIFO adjustments(18)	0.70	(0.39)	0.06
Amortization of recently acquired intangible assets(19)	0.01	0.02	0.03
Tommy Bahama Japan charges(20)	0.00	0.00	0.16
Tommy Bahama lease termination charges(25)	0.21	0.00	0.00
Information technology project write-off(21)	0.00	0.71	0.00
Impairment of goodwill and intangible assets(26)	0.00	3.02	0.00
Lanier Apparel exit charges(22)	0.04	0.57	0.00
Gain on sale of Lanier Apparel distribution center(23)	(0.12)	0.00	0.00
Gain on sale of investment in unconsolidated entity(27)	(0.68)	0.00	0.00
Change in fair value of contingent consideration(24)	0.05	0.03	0.02
As adjusted(16)	$7.99	$(1.81)	$4.32

	First Quarter	First Quarter
	Fiscal 2022	Fiscal 2021
	Guidance(28)	Actual
Net earnings per diluted share:
GAAP basis	$2.65-2.90	$1.70
LIFO adjustments(18)	0.00	0.14
Amortization of recently acquired intangible assets(19)	0.00	0.00
Lanier Apparel exit charges(22)	0.00	0.06
As adjusted(16)	$2.65-2.90	$1.89

	Full Year	Full Year
	Fiscal 2022	Fiscal 2021
	Guidance(28)	Actual
Net earnings per diluted share:
GAAP basis	$8.75-9.15	$7.78
LIFO adjustments(18)	0.00	0.70
Amortization of recently acquired intangible assets(19)	0.00	0.01
Tommy Bahama lease termination charges(25)	0.00	0.21
Lanier Apparel exit charges(22)	0.00	0.04
Gain on sale of Lanier Apparel distribution center(23)	0.00	(0.12)
Gain on sale of investment in unconsolidated entity(27)	0.00	(0.68)
Change in fair value of contingent consideration(24)	0.00	0.05
As adjusted(16)	$8.75-9.15	$7.99

(1) LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.
(2) Tommy Bahama Japan inventory markdown charges represents the inventory markdown impact on cost of goods sold resulting from the restructuring and exit of the Tommy Bahama Japan operations, which was completed in Fiscal 2020. These charges are included in cost of goods sold in Tommy Bahama.
(3) Lanier Apparel exit charges in cost of goods sold relate to amounts resulting from the Fiscal 2020 decision to exit the Lanier Apparel business, which was completed in Fiscal 2021. These amounts relate to estimates of inventory markdowns and costs related to the Merida, Mexico manufacturing facility, which ceased operations in Fiscal 2020. These amounts are included in cost of goods sold in Lanier Apparel.
(4) Tommy Bahama Japan SG&A charges represents the SG&A impact of the restructuring and exit of the Tommy Bahama Japan operations. These charges are included in SG&A in Tommy Bahama.
(5) Tommy Bahama lease termination charges represents charges associated with the termination of the Tommy Bahama New York office and showroom lease in Fiscal 2021. These charges are included in SG&A in Tommy Bahama.
(6) Information technology project write-off represents a charge for the write-off of previously capitalized costs related to a project that was abandoned in Fiscal 2020. This charge is included in SG&A in Tommy Bahama.
(7) Amortization of Lilly Pulitzer Signature Store intangible assets represents the amortization related to intangible assets acquired as part of Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These charges are included in SG&A in Lilly Pulitzer.
(8) Amortization of Southern Tide intangible assets represents the amortization related to intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Southern Tide.
(9) Southern Tide impairment charges represents the impairment related to goodwill and intangible assets related to Southern Tide in Fiscal 2020. These charges are included in impairment of goodwill and intangible assets in Southern Tide.
(10) Lanier Apparel intangible asset impairment charges represents the impairment of certain Lanier Apparel trademarks in Fiscal 2020. This charge is included in impairment of goodwill and intangible assets in Lanier Apparel.
(11) Lanier Apparel exit charges in SG&A relate to amounts resulting from the Fiscal 2020 decision to exit the Lanier Apparel business. These charges consist of employee charges for severance and employee retention, operating lease impairment charges, termination charges related to certain license agreements and fixed asset impairment charges. These charges are included in SG&A in Lanier Apparel.
(12) Gain on sale of Lanier Apparel distribution center represents the gain recognized on the sale of the Lanier Apparel Toccoa, Georgia distribution center. This gain is included in royalties and other income in Lanier Apparel.
(13) Gain on sale of investment in unconsolidated entity represents the gain recognized on the sale of the ownership interest in an unconsolidated entity in Fiscal 2021. This is included in royalties and other income in Corporate and Other.
(14) Change in fair value of contingent consideration represents the impact related to the change in the fair value of contingent consideration related to the TBBC acquisition. These charges are included in SG&A in Corporate and Other.
(15) Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings in the respective jurisdiction.
(16) Amounts in columns may not add due to rounding.
(17) Guidance as issued on December 8, 2021.
(18) LIFO adjustments represents the impact, net of income taxes, on net earnings (loss) per share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(19) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings (loss) per share resulting from the amortization of intangible assets acquired as part of the Lilly Pulitzer Signature Store and Southern Tide acquisitions.
(20) Tommy Bahama Japan charges represents the impact, net of income taxes, on net earnings (loss) per share of the restructuring and exit of the Tommy Bahama Japan operations.
(21) Information technology project write-off represents the impact, net of income taxes, on net earnings (loss) per share resulting from a charge in Fiscal 2020 for the write-off of previously capitalized costs related to a project that was abandoned.
(22) Lanier Apparel exit charges represents the impact, net of income taxes, on net earnings (loss) per share resulting from the Fiscal 2020 decision to exit the Lanier Apparel business, which was completed in Fiscal 2021. These charges include amounts related to estimates of inventory markdowns, costs related to the Merida, Mexico manufacturing facility, employee charges, operating lease asset impairment charges, termination charges related to certain license agreements and fixed asset impairment charges.
(23) Gain on sale of Lanier Apparel distribution center represents the impact, net of income taxes, on net earnings (loss) per share resulting from the sale of the Lanier Apparel Toccoa, Georgia distribution center.
(24) Change in fair value of contingent consideration represents the impact, net of income taxes, on net earnings (loss) per share relating to the change in the fair value of contingent consideration related to the TBBC acquisition.
(25) Tommy Bahama lease termination charges represents the impact, net of income taxes, on net earnings (loss) per share of the charges associated with the termination of the Tommy Bahama New York office and showroom lease in Fiscal 2021.
(26) Impairment of goodwill and intangible assets represents the impact, net of income taxes, on net earnings (loss) per share resulting from the impairment charges in Southern Tide and Lanier Apparel in Fiscal 2020. Due to the non-deductibility of $18 million of Southern Tide goodwill amounts, the effective tax rate on these impairment charges for goodwill and intangible assets was 17%.
(27) Gain on sale of investment in unconsolidated entity represents the impact, net of income taxes, on net earnings (loss) per share relating to the gain recognized on the sale of the ownership interest in an unconsolidated entity in Fiscal 2021. Due to the utilization of benefits associated with certain capital losses to substantially offset the gain there was no significant income tax expense associated with this gain.
(28) Guidance as issued on March 23, 2022.

	Location Count
	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2019
Tommy Bahama
Full-price retail store	113	113	111	111
Retail-restaurant	17	17	17	16
Outlet	37	37	37	35
Total Tommy Bahama	167	167	165	162
Lilly Pulitzer	63	63	63	61
Southern Tide	—	—	—	1
TBBC	—	—	—	—
Oxford Total	230	230	228	224
Fiscal 2020
Tommy Bahama
Full-price retail store	110	107	106	105
Retail-restaurant	18	19	19	20
Outlet	35	35	35	35
Total Tommy Bahama	163	161	160	160
Lilly Pulitzer	61	59	59	59
Southern Tide	1	2	3	3
TBBC	—	—	—	—
Oxford Total	225	222	222	222
Fiscal 2021
Tommy Bahama
Full-price retail store	104	104	103	102
Retail-restaurant	21	21	21	21
Outlet	35	35	35	35
Total Tommy Bahama	160	160	159	158
Lilly Pulitzer	59	59	59	58
Southern Tide	4	4	4	4
TBBC	—	—	—	1
Oxford Total	223	223	222	221